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                                                                  EXHIBIT 3(i).2


                         CERTIFICATE OF INCORPORATION


                                      OF

                            GreenPoint Credit Corp.


          1.  The name of the corporation is GreenPoint Credit Corp.

          2. The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, Suite 100, Dover, Delaware 19901. The name of its registered agent at such address is Lexis Document Services, Inc.

          3. The nature of the business to be conducted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          4. The total number of shares of stock which the corporation shall have authority to issue is 200 shares of common stock, no par value.

          5. The by-laws of the corporation may be amended by the board of directors.

          6. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (v) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended hereafter to expand or limit the liability of a director, then the liability of a director of the corporation shall be expanded to the extent required or limited to the extent permitted by the General Corporation Law of the State of Delaware, as so amended.
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          7.  The name and mailing address of each incorporator is as follows:

                    NAME                      MAILING ADDRESS
                    ----                      ---------------

                Richard A. Langer      Richard A. Langer
                                       McNamee, Lochner, Titus &
                                        Williams, P.C.
                                       75 State St. - P.O. Box 459
                                       Albany, NY  12201-0459

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 1st day of May, 1998.


                                        /s/ Richard A. Langer
                                        ----------------------------------
                                        Richard A. Langer
                                        McNamee, Lochner, Titus &
                                         Williams, P.C.
                                        75 State Street - P.O. Box 459
                                        Albany, New York  12201-0459

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